TRANSFER AGREEMENT

between

Swissphone Wireless AG, Fälmisstrasse 21, 8833 Samstagern

hereinafter referred to as "**Assignor**”

and

Ralf Koehler, Neuhausweg 5, 8810 Horgen

hereinafter referred to as **"Assignee”**

and

Swissphone Carrier AG, Fälmisstrasse 21, 8833 Samstagern

hereinafter referred to as **"Debtor“**

collectively referred to as the **"Parties”**

1. PREAMBLE

The Assignor has granted the Debtor a shareholder loan of CHF 2,057,467.00 **("Shareholder Loans").**

The Assignee acquired all shares of the Debtor through the Share Purchase Agreement dated October 23, 2018 **("Share Purchase Agreement).**

Pursuant to Section 3.1 of the Share Purchase Agreement, the Assignee assumes the Shareholder Loan of the Assignor to the Debtor.

In this regard, the Parties agree as follows:

2. TRANSFER

The Assignor has a claim against the Debtor in the amount of CHF 2,057,467.00 from the Shareholder Loan.

The Assignor hereby assigns the claim in the amount of CHF 2,057,467.00 to the Assignee and also transfers all rights and obligations arising from the Shareholder Loan. In addition, the Assignor declares that after this transfer, it will no longer have any claims against the Debtor under the Shareholder Loan.

The Assignee declares acceptance of the transfer and assumes all rights and obligations arising from the Shareholder Loan.

The Debtor acknowledges the transfer and acknowledges the Assignee as the new Creditor under the Shareholder Loan.

3. REMUNERATION

The remuneration for the transfer shall be determined in accordance with the Share Purchase Agreement.

4. NOTES

All notifications and declarations relating to this Agreement must be made in writing.

5. SEVERABILITY CLAUSE

Should individual provisions of this Agreement be invalid in whole or in part or lose their legal validity later, this shall not affect the legal validity of the remaining provisions of this Agreement. The ineffective provision shall be replaced by another effective provision which achieves the economic success sought with the ineffective provision as closely as possible.

6. AMENDMENT TO THE AGREEMENT

All amendments to this Agreement must be made in writing and must be duly signed by the parties or their successors in title, including the amendment to this Clause 6.

7. PLACE OF JURISDICTION AND APPLICABLE LAW

The courts of the City of Zurich (Zurich 1), Switzerland, shall have exclusive jurisdiction over any disputes arising in connection with this Agreement, including disputes concerning its conclusion, binding effect, amendment and termination.

This Agreement shall be governed by the substantive laws of Switzerland to the exclusion of its conflict of laws, provisions and international treaties, in particular the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

[Initials]

Samstagern, 10/23/2018
Place, date

The Assignor:

Swissphone Wireless AG

[Signature]
Helmut Köchler

[Signature]
Angelo Saccoccia

Samstagern, 10/23/2018
Place, date

The Assignee:

[Signature]
Ralf Koehler

Samstagern, 10/23/2018
Place, date

The Debtor:

Swissphone Carrier AG

[Signature]
Robert Schumacher

[Signature]
Michael Köchler

[Initials]